Letterhead of KENNY S&P EVALUATION SERVICES
              A division of J.J. Kenny Co., Inc.


                                                June 26th, 1997

Dean Witter Reynolds Inc.
Two World Trade Center
New York, NY  10048

          Re:  Dean Witter Select Municipal Trust,
               Long Term Portfolio Series 119


Gentlemen:

          We have examined the post-effective Amendment to the Registration Statement File No. 33-28334 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is cur-rently acting as the evaluator for the trust. We hereby con-sent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

          In addition, we hereby confirm that the ratings indi-cated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the evaluation report.

          You are hereby authorized to file a copy of this let-ter with the Securities and Exchange Commission.

                                   Sincerely,


                                   Frank A. Ciccotto
                                   Frank A. Ciccotto
                                   Vice President

                                                       Exhibit 23.1b.











                      CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated June 2, 1997, accompanying the financial statements of the Dean Witter Select Municipal Trust Long Term Portfolio Series 119 included herein and to the reference to our Firm as experts under the heading "Auditors" in the prospectus which is a part of this registration statement.





DELOITTE & TOUCHE LLP




June 26, 1997
New York, New York